Exhibit 10.2

MACK-CALI REALTY CORPORATION

CLASS AO LONG-TERM INCENTIVE PLAN AWARD AGREEMENT

CLASS AO LONG-TERM INCENTIVE PLAN AWARD AGREEMENT made as of the date set forth on Schedule A hereto between Mack-Cali Realty Corporation, a Maryland corporation (the “Company”), the general partner of its subsidiary Mack-Cali Realty, L.P., a Delaware limited partnership and the entity through which the Company conducts substantially all of its operations (the “Partnership”), and the party listed on Schedule A (the “Grantee”).

RECITALS

A.                                    The Grantee is an employee of the Company or one of its affiliates and provides services directly or indirectly to the Partnership.

B.                                    In accordance with the Company’s 2013 Incentive Stock Plan (as further amended, restated or supplemented from time to time, the “2013 Plan”) and the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, restated and supplemented from time to time (the “Partnership Agreement”), the Company desires in connection with the employment of the Grantee, to provide the Grantee with an opportunity to acquire common OP Units (as defined in the Partnership Agreement) in the Partnership (the “Common Units”) upon conversion of Class AO LTIP Units (as defined in the Partnership Agreement) having the rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption and conversion set forth herein, in the 2013 Plan and in the Partnership Agreement, and thereby provide additional incentive for the Grantee to promote the progress and success of the business of the Company, the Partnership and its subsidiaries (the “Award”). The Award was approved by the Executive Compensation and Option Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) pursuant to authority delegated to it by the Board as set forth in the Committee’s charter and Section 1.3 of the 2013 Plan, including authority to make grants of equity interests in the Partnership which may, under certain circumstances, be redeemed for cash, or, at the election of the Company, for shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”), reserved for issuance under the 2013 Plan.

C.                                 Schedule A hereto sets forth certain significant details of the Class AO LTIP Unit grant herein, including regarding the right to convert Class AO LTIP Units into Common Units, and is incorporated herein by reference.

D.                                    This Award is being made to Grantee pursuant to and in connection with Grantee’s entry into an employment agreement with the Company, dated as of March 13, 2019 (the “Employment Agreement”). Capitalized terms used herein and not otherwise defined have the meanings provided on Schedule A or, if such terms are not defined on Schedule A, the meanings provided in the Employment Agreement or, if and only if not defined in the Employment Agreement, the 2013 Plan.

NOW, THEREFORE, the Company, the Partnership and the Grantee agree as follows:

1.                                      Administration.  This Award shall be administered by the Committee, which in the administration of this Award shall have all the powers and authority it has in the administration of the 2013 Plan as set forth in the 2013 Plan; provided that all powers of the Committee hereunder can be exercised by the full Board if the Board so elects. The Committee, in its sole and absolute discretion, may make at any time any provision for lapse of forfeiture restrictions and/or accelerated vesting under this Agreement of some or all of the Grantee’s unvested Class AO LTIP Units that have not previously been forfeited. All decisions, actions or interpretations of the Committee or the Board on all matters relating to this Award shall be final, binding and conclusive upon all parties.

2.                                      Grant of Class AO LTIP Units.  On the terms and conditions set forth below, as well as the terms and conditions of the 2013 Plan and subject to adjustment as provided in Section 8 hereof, the Company hereby grants to the Grantee an aggregate of such number of Class AO LTIP Units as is set forth on Schedule A having an AO LTIP Unit Participation Threshold as is set forth on Schedule A (the “Award Class AO LTIP Units”).

3.                                    Conversion of Award.  The period of time during which Award Class AO LTIP Units may be converted into Common Units shall be the time period indicated on Schedule A from March 13, 2019 (the “Grant Date”) set forth on Schedule A until the Final Conversion Date set forth on Schedule A, subject to earlier termination or cancellation as provided in this Agreement. The Award Class AO LTIP Units shall not be convertible into Common Units unless they are Vested Class AO LTIP Units. Award Class AO LTIP Units shall only become Vested Class AO LTIP Units upon the satisfaction of vesting conditions relating to the closing price of the Common Shares as reported on the New York Stock Exchange (the “NYSE”), or, if the Common Shares are not then traded on the NYSE, the average of the closing bid and asked prices for the Common Shares on a national securities exchange or other market system on which the Common Shares are then traded (the “Securities Market”), in each case as set forth on Schedule A (the “Vesting Conditions”). Unless and until the Vesting Conditions have been satisfied on or before March 13, 2023 (the “Outside Date”), the Award Class AO LTIP Units shall not become Vested Class AO LTIP Units and the Grantee (or his successors, heirs, assigns, or personal representatives, as applicable) will not have the right to convert his Award Class AO LTIP Units into Common Units. If the Vesting Conditions have not been satisfied on the Outside Date, on such date all Award Class AO LTIP Units that have not vested by such date shall, without payment of any consideration by the Partnership, automatically and without notice, be forfeited and be and become null and void, and neither the Grantee nor any of his successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Award Class AO LTIP Units.

4.                                      Restrictions on Transfer. Except as otherwise permitted by the Committee, none of the Award Class AO LTIP Units granted hereunder nor any of the Common Units into which such Award Class AO LTIP Units may be converted (the “Award Common Units”) shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of, encumbered, whether voluntarily or by operation of law (each such action a “Transfer”), and the Redemption Rights (as defined in the Partnership Agreement) may not be exercised with respect to the Award Common Units, provided that, at any time after the date that is at least two (2) years after the Grant Date, (i) Award Class AO LTIP Units may be Transferred to the Grantee’s Family Members by gift or pursuant to domestic relations order in settlement of marital property rights; (ii) Award Class AO LTIP Units may be Transferred to an entity in which fifty percent (50%) of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in such entity; and (iii) the Redemption Rights may be exercised with respect to Award Common Units, and Award Common Units may be Transferred to the Partnership or the Company in connection with the exercise of the Redemption Rights, in accordance with and to the extent otherwise permitted by the terms of the Partnership Agreement. Additionally, the transferee must agree in writing with the Company and the Partnership to be bound by all the terms and conditions of this Agreement and the Partnership Agreement and that subsequent transfers shall be prohibited except those in accordance with this Section 3 and all Transfers of Award Class AO LTIP Units must be in compliance with all applicable securities laws (including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”)), and the applicable terms and conditions of the Partnership Agreement. In connection with any Transfer of Award Class AO LTIP Units, the Partnership may require the Grantee to provide an opinion of counsel, satisfactory to the Partnership, that such Transfer is in compliance with all federal and state securities laws (including, without limitation, the Securities Act). Any attempted Transfer of Award Class AO LTIP Units not in accordance with the terms and conditions of this Section 4 shall be null and void, and the Partnership shall not reflect on its records any change in record ownership of any Award Class AO LTIP Units as a result of any such Transfer, shall otherwise refuse to recognize any such Transfer and shall not in any way give effect to any such Transfer of any Award Class AO LTIP Units. Except as provided expressly in this Section 4, this Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

For purposes of this Section 4, “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Grantee, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which any one or more of these persons (or the Grantee) control the management of assets, and any other entity in which one or more of these persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

5.                                      Conversion. From and after the date on which an Award Class AO LTIP Unit vests, as set forth on Schedule A, it shall be convertible into Common Units in accordance with the terms of the Partnership Agreement. The Mandatory Conversion Date, for purposes of the Partnership Agreement, for the Award Class AO LTIP Units will be the earlier of (i) the Termination Conversion Date (as set forth on Schedule A) or (ii) the Final Conversion Date (as set forth on Schedule A). As set forth in the Partnership Agreement, any Award Class AO LTIP Units that are Vested Class AO LTIP Units and have not been converted prior to the Mandatory Conversion Date will automatically be converted on such date. In addition, as set forth in the Partnership Agreement, the Company, as the general partner of the Partnership, may elect to convert the Award Class AO LTIP Units as provided in the Partnership Agreement. Notwithstanding the foregoing or anything to the contrary set forth herein, upon (a) the occurrence of a Change in Control (as defined in the Employment Agreement) prior to the Outside Date, if Grantee’s employment with the Company or any of its subsidiaries has not been terminated pursuant to Section 7(ii) below prior to such Change in Control, then satisfaction of the Vesting Conditions shall be ascertained on the date of such Change in Control (without regard to the Outside Date) based on the price per Common Share (plus the value per Common Share of any other consideration, as determined by the Board or the Committee) received by the Company’s stockholders in connection with such Change in Control, and any previously unvested Award Class AO LTIP Units that do not become vested as of the date of such Change in Control pursuant to this Section 5 shall automatically be forfeited, cancelled and become null and void, without payment of any consideration therefor, as of the date of such Change in Control.

6.                                      Distributions. The holder of the Award Class AO LTIP Units shall be entitled to accrue distributions with respect to such Award Class AO LTIP Units to the extent provided for in the Partnership Agreement. The Distribution Measurement Date (as defined in the Partnership Agreement) with respect to the Award Class AO LTIP Units shall be the Grant Date. The Class AO LTIP Unit Sharing Percentage (as defined in the Partnership Agreement) with respect to the Award Class AO LTIP Units shall be 10%.

7.                                      Termination of Employment. Any Award Class AO LTIP Units held by the Grantee upon termination of employment shall be treated as follows:

(i)                                     If the Grantee’s termination of employment is due to death, Disability (as defined in the Employment Agreement), Retirement (as defined below), termination by the Company without Cause (as defined in the Employment Agreement), termination by the Grantee for Good Reason (as defined in the Employment Agreement) at any time, or termination by the Grantee without Good Reason after the expiration of the Term (as defined in the Employment Agreement), then all unvested Award Class AO LTIP Units shall continue to be eligible to vest upon satisfaction of the Vesting Conditions prior to the Outside Date, and any Award Class AO LTIP Units that remain unvested as of the Outside Date shall automatically be forfeited, cancelled and become null and void, without payment of any consideration therefor, as of the Outside Date. For purposes of this Agreement, the term “Retirement” means the termination of the Grantee’s employment for any reason other than death, Disability, termination by the Company for Cause or termination by the Grantee for Good Reason on or after the date that (i) the Grantee has attained 60 years of age, and (ii) the Grantee has served as an employee of the Company for at least ten (10) years.

(ii)                                  If the Grantee’s employment is terminated by the Company or any of its subsidiaries for Cause, by the Grantee without Good Reason at any time, or by the Grantee without Good Reason during the Term, all Award Class AO LTIP Units, to the extent not vested, shall terminate on the date of termination and, all other Award Class AO LTIP Units, to the extent convertible under the terms of the Partnership Agreement as of the date of termination, shall be convertible until the Mandatory Conversion Date (which is the earlier of the applicable Termination Conversion Date or the Final Conversion Date set forth on Schedule A).

(iii)                               Notwithstanding the foregoing, the vesting of any AO LTIP Units pursuant to Section 5 or this Section 7 shall be conditioned upon Grantee (A) executing, and not revoking within the applicable period specified in the Employment Agreement, a release of claims in the form required under the Employment Agreement, and (B) complying, during the period that any Award Class AO LTIP Units remain unvested prior to the Outside Date, with any restrictive covenants, including, without limitation, any restrictions on engaging in competitive activities, soliciting service providers or clients, or utilizing confidential information, contain in the Employment Agreement.

8.                                      Changes in Capital Structure.  If (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or shares of the Company, spin-off of a subsidiary, business unit or significant portion of its assets or other transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization, significant repurchases of stock, or other similar change in the capital stock of the Company or any other event that constitutes a change in stock under the terms of the 2013 Plan shall occur, (iii) any extraordinary dividend or other distribution to holders of Common Shares or Common Units shall be declared and paid other than in the ordinary course, or (iv) any other event shall occur that in each case in the good faith judgment of the Committee necessitates action by way of appropriate equitable or proportionate adjustment in the terms of this Award, this Agreement or the

Award Class AO LTIP Units to avoid distortion in the value of this Award, then the Committee shall take such action as it deems necessary to maintain the Grantee’s rights hereunder so that they are substantially proportionate to the rights existing under this Award and the terms of the Award Class AO LTIP Units prior to such event, including, without limitation: (A) interpretations of or modifications to any defined term in this Agreement; (B) adjustments in any calculations provided for in this Agreement, and (C) substitution of other awards under the 2013 Plan or otherwise.

9.                                      Payments by Award Recipients. The Grantee shall have no rights with respect to this Agreement (and the Award evidenced hereby) unless he shall have accepted this Agreement prior to the close of business on the tenth Trading Date following the Grant Date by (a) making a contribution to the capital of the Partnership by certified or bank check or other instrument acceptable to the Committee or the Board, of $0.01 (the “Per Unit Purchase Price”), multiplied by the number of Class AO LTIP Units to be issued to the Grantee as part of this Award, (b) signing and delivering to the Partnership a copy of this Agreement, and (c) unless the Grantee is already a Limited Partner (as defined in the Partnership Agreement), signing, as a Limited Partner, and delivering to the Partnership a counterpart signature page to the Partnership Agreement (attached hereto as Exhibit A). The Per Unit Purchase Price paid by the Grantee shall be deemed a contribution to the capital of the Partnership upon the terms and conditions set forth herein and in the Partnership Agreement. Upon acceptance of this Agreement by the Grantee, the Partnership Agreement shall be amended to reflect the issuance to the Grantee of the Award Class AO LTIP Units so accepted and the admission of the Grantee as a Limited Partner of the Partnership. Thereupon, the Grantee shall have all the rights of a Limited Partner of the Partnership with respect to the number of Award Class AO LTIP Units specified on Schedule A hereto, as set forth in the Partnership Agreement, subject, however, to the restrictions and conditions specified herein. Award Class AO LTIP Units constitute and shall be treated for all purposes as the property of the Grantee, subject to the terms of this Agreement and the Partnership Agreement. In the event of the forfeiture of the Grantee’s Award Class AO LTIP Units pursuant to this Agreement, the Partnership will pay the Grantee an amount equal to the Per Unit Purchase Price multiplied by the number of Award Class AO LTIP Units so forfeited.

10.                               Miscellaneous.

(a)                                 Amendments.  This Agreement may be amended or modified only with the consent of the Company and the Partnership acting through the Committee or the Board; provided that any such amendment or modification materially and adversely affecting the rights of the Grantee hereunder must be consented to by the Grantee to be effective as against him. Notwithstanding the foregoing, this Agreement may be amended in writing signed only by the Company and the Partnership to correct any errors or ambiguities in this Agreement and/or to make such changes that do not materially adversely affect the Grantee’s rights hereunder. This grant shall in no way affect the Grantee’s participation or benefits under any other plan or benefit program maintained or provided by the Company or the Partnership.

(b)                                 Incorporation of 2013 Plan; Committee Determinations.  The provisions of the 2013 Plan are hereby incorporated by reference as if set forth herein. Except as otherwise set forth in this Agreement or the Employment Agreement, in the event of a conflict between this Agreement and the 2013 Plan, the 2013 Plan shall govern.

(c)                                  Status of Class AO LTIP Units; 2013 Plan Matters.  This Award constitutes an incentive compensation award by the Company under the Plan and by the Partnership. The Award Class AO LTIP Units are equity interests in the Partnership. The number of shares of Common Stock reserved for issuance under the Stock Plan underlying outstanding Award Class AO LTIP Units will be determined by the Committee or the Board in light of all applicable circumstances, including calculations made or to be made pursuant to this Agreement, vesting, capital account allocations and/or balances under the Partnership Agreement, the conversion ratio in effect between Class AO LTIP Units and Common Units and the exchange ratio in effect between Common Units and Common Shares. The Company will have the right at its option, as set forth in the Partnership Agreement, to issue Common Shares in exchange for Common Units in accordance with the Partnership Agreement, subject to certain limitations set forth in the Partnership Agreement, and such Common Shares, if issued, will be issued under the 2013 Plan. The Grantee acknowledges that the Grantee will have no right to approve or disapprove such determination by the Committee or the Board.

(d)                                 Legend.  The records of the Partnership evidencing the Award Class AO LTIP Units shall bear an appropriate legend, as determined by the Partnership in its sole discretion, to the effect that such AO LTIP Units are subject to restrictions as set forth herein and in the Partnership Agreement.

(e)                                  Compliance with Law.  The Partnership and the Grantee will make reasonable efforts to comply with all applicable securities laws. In addition, notwithstanding any provision of this Agreement to the contrary, no Award Class AO LTIP Units will become vested or be paid at a time that such vesting or payment would result in a violation of any such law.

(f)                                   Grantee Representations; Registration.

(i)                                     The Grantee hereby represents and warrants that (A) he understands that he is responsible for consulting his own tax advisor with respect to the application of the U.S. federal income tax laws, and the tax laws of any state, local or other taxing jurisdiction to which the Grantee is or by reason of this Award may become subject, to his particular situation; (B) the Grantee has not received or relied upon business or tax advice from the Company, the Partnership or any of their respective employees, agents, consultants or advisors, in their capacity as such; (C) the Grantee provides services directly or indirectly to the Company and/or its affiliates on a regular basis and in such capacity has access to such information, and has such experience of and involvement in the business and operations of the Partnership, as the Grantee believes to be necessary and appropriate to make an informed decision to accept this Award; (D) Award Class AO LTIP Units are subject to substantial risks; (E) the Grantee has been furnished with, and has reviewed and understands, information relating to this Award; (F) the Grantee has been afforded the opportunity to obtain such additional information as he deemed necessary before accepting this Award; and (G) the Grantee has had an opportunity to ask questions of representatives of the Partnership and the Company, or persons acting on their behalf, concerning this Award.

(ii)                                  The Grantee hereby acknowledges that: (A) there is no public market for Award Class AO LTIP Units or Common Units and neither the Partnership nor the Company has any obligation or intention to create such a market; (B) sales of Award Class AO LTIP Units and Common Units are subject to restrictions under the Securities Act and applicable state securities laws; (C) because of the restrictions on transfer or assignment of Award Class AO LTIP Units and Common Units set forth in the Partnership Agreement and in this Agreement, the Grantee may have to bear the economic risk of his ownership of the Class AO LTIP Units covered by this Award for an indefinite period of time; (D) Common Shares issued under the 2013 Plan in exchange for Common Units, if any, are expected to be covered by a re-offer prospectus to be filed as part of a Registration Statement on Form S-8 (or a successor form under applicable rules and regulations of the Securities and Exchange Commission) under the Securities Act, to the extent that the Grantee is eligible to receive such shares under the 2013 Plan at the time of such issuance and such registration Statement is then effective under the Securities Act; (E) resales of Common Shares issued under the Stock Plan in exchange for Common Units, if any, shall only be made in compliance with all applicable restrictions (including in certain cases “blackout periods” forbidding sales of Company securities) set forth in the then applicable Company employee manual or insider trading policy and in compliance with the registration requirements of the Securities Act or pursuant to an applicable exemption therefrom.

(g)                                  Section 83(b) Election.  In connection with the issuance of Class AO LTIP Units under this Award pursuant to this Agreement, the Grantee hereby agrees to make an election to include in gross income in the year of grant the applicable Award Class AO LTIP Units pursuant to Section 83(b) of the Code substantially in the form attached hereto as Exhibit B and to supply the necessary information in accordance with the regulations promulgated thereunder. The Grantee agrees to file such election (or to permit the Partnership to file such election on the Grantee’s behalf) within thirty (30) days after the Grant Date with each IRS Service Center where the Grantee may file his personal income tax returns (or such location as may be specified by the IRS), and to file a copy of such election with the Grantee’s U.S. federal income tax return for the taxable year in which the Class AO LTIP Units are awarded to the Grantee to the extent required by such regulations. So long as the Grantee holds any Award Class AO LTIP Units, the Grantee shall disclose to the Partnership in writing such information as may be reasonably requested with respect to ownership of Class AO LTIP Units as the Partnership may deem reasonably necessary to ascertain and to establish compliance with provisions of the Code applicable to the Partnership or to comply with requirements of any other appropriate taxing authority.

(h)                                 Severability.  If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

(i)                                     Governing Law.  This Agreement is made under, and will be construed in accordance with, the laws of the State of Maryland, without giving effect to the principles of conflict of laws of such state.

(j)                                    No Obligation to Continue Position as an Employee, Consultant or Advisor.  Neither the Company nor any Affiliate is obligated by or as a result of this Agreement to continue to have the Grantee as an employee, consultant or advisor and this Agreement shall not interfere, restrict or limit in any way with the right of the Company or any Affiliate to terminate the Grantee’s service relationship at any time.

(k)                                 Notices.  Any notice to be given to the Company shall be addressed to the General Counsel of the Company at Harborside 3, 210 Hudson St., Ste. 400, Jersey City, New Jersey 07311, and any notice to be given the Grantee shall be addressed to the Grantee at the Grantee’s address as it appears on the employment records of the Company, or at such other address as the Company or the Grantee may hereafter designate in writing to the other.

(l)                                     Withholding and Taxes.  No later than the date as of which an amount first becomes includible in the gross income of the Grantee for income tax purposes or subject to the Federal Insurance Contributions Act withholding with respect to this Award, the Grantee will pay to the Company or, if appropriate, any of its Affiliates, or make arrangements satisfactory to the Committee or the Board regarding the payment of, any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount; provided, however, that if any Award Class AO LTIP Units or Common Units are withheld (or returned), the number of Award Class AO LTIP Units or Common Units so withheld (or returned) shall be limited to the number which have a fair market value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee.

(m)                             Headings.  The headings of paragraphs hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

(n)                                 Counterparts.  This Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

(o)                                 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and any successors to the Company and the Partnership, on the one hand, and any successors to the Grantee, on the other hand, by will or the laws of descent and distribution, but this Agreement shall not otherwise be assignable or otherwise subject to hypothecation by the Grantee.

(p)                                 Section 409A.  It is the understanding and intention of the parties that the transactions described in this Agreement are not subject to the requirements of Section 409A of the Code.  However, if it is subsequently determined that any of such transactions are subject to Section 409A, this Agreement shall be construed, administered and interpreted in accordance with a good faith interpretation of Section 409A of the Code. to the maximum extent possible. Any provision of this Agreement that is inconsistent with Section 409A of the Code, or that may result in penalties under Section 409A of the Code, shall be amended, with the reasonable cooperation of the Grantee and the Company and the Partnership, to the extent necessary to exempt it from, or bring it into compliance with, Section 409A of the Code. Without limiting the generality of the foregoing, in the event any payment to be made hereunder by reason of the Grantee’s separation from service, as defined in Section 409A, is determined to constitute “nonqualified deferred compensation” subject to Section 409A, and if the Grantee is a “specified employee” as defined in Section 409A at the time of such separation from service, then such payment shall be deferred until the earlier of the first day of the seventh month following the month that includes the separation from service or the date of the Grantee’s death.  Notwithstanding the foregoing, in no event shall the Company, any Subsidiary, any member of the Committee, or any other person have any liability to the Grantee as a result of the imposition of any additional taxes or penalties pursuant to Section 409A.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the 13th day of March, 2019.

MACK-CALI REALTY CORPORATION.

By:	/s/ Gary T. Wagner
	Name:	Gary T. Wagner
	Title:	General Counsel and Secretary

MACK-CALI REALTY, L.P.

By: Mack-Cali Realty Corporation, its general partner

	By:	/s/ Gary T. Wagner
	Name:	Gary T. Wagner
	Title:	General Counsel and Secretary

GRANTEE

/s/ Michael J. DeMarco
Name: Michael J. DeMarco

EXHIBIT A

FORM OF LIMITED PARTNER SIGNATURE PAGE

The Grantee, desiring to become one of the within named Limited Partners of Mack-Cali Realty, L.P., hereby accepts all of the terms and conditions of (including, without limitation, the provisions of Article 15 of the Partnership Agreement (as hereinafter defined) titled “Power of Attorney”), and becomes a party to, the Second Amended and Restated Agreement of Limited Partnership, dated as of December 11, 1997, of Mack-Cali Realty, L.P., as amended through the date hereof (the “Partnership Agreement”). The Grantee agrees that this signature page may be attached to any counterpart of the Partnership Agreement.

Signature Line for Limited Partner:

Name:
Date:

Address of Limited Partner:

EXHIBIT B

ELECTION UNDER SECTION 83(B) OF THE INTERNAL REVENUE CODE

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.    The name, address and taxpayer identification number of the undersigned are:

Name:  Michael J. DeMarco (the “Taxpayer”)

Address:  [                                                       ]

Social Security No./Taxpayer Identification No.:  [                            ]

2.    Description of property with respect to which the election is being made:

The election is being made with respect to 625,000 Class AO LTIP Units in Mack-Cali Realty, L.P. (the “Partnership”).

3.    The date on which the Class AO LTIP Units were issued is March 13, 2019. The taxable year for which this election is made is calendar year 2019.

4.    Nature of restrictions to which the Class AO LTIP Units are subject:

(a)    With limited exceptions, until the Class AO LTIP Units vest, the Taxpayer (and any permitted successor of the Taxpayer) may not transfer in any manner any portion of the Class AO LTIP Units without the consent of the Partnership.

(b)    The Taxpayer’s Class AO LTIP Units vest in accordance with the vesting provisions described in Schedule A of that certain Class AO Long-Term Incentive Plan Award Agreement dated as of March 13, 2019 (the “Agreement”) by and between the Taxpayer, Mack-Cali Realty Corporation (the “Company”) and the Partnership. Unvested Class AO LTIP Units are forfeited in accordance with the vesting provisions described in the Agreement.

5.    The fair market value at time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the Class AO LTIP Units with respect to which this election is being made, taking into account that the Class AO LTIP Units are a partnership profits interest for tax purposes, the fair market value of such units, as required to be taken into account in determining the income of the undersigned in the year of issuance, is not less than $0.01 per Class AO LTIP Unit (See Revenue Procedures 93-27 and 2001-43).

6.    The amount paid by the Taxpayer for the Class AO LTIP Units was $0.01 per Class AO LTIP Unit.

7.    A copy of this statement has been furnished to the Partnership and the Company.

Dated:

Michael J. DeMarco

SCHEDULE A

(Terms being defined are in quotation marks.)

Grant Date of Class AO LTIP Unit Award:	March 13, 2019

Name of Grantee:	Michael J. DeMarco

Number of Class AO LTIP Units:	625,000

“AO LTIP Unit Participation Threshold”:	$21.46

“Final Conversion Date”:	March 13, 2029

Vesting Conditions:

(i) 250,000 of the Class AO LTIP Units shall vest and become convertible on the earliest date on which the closing price of the Common Shares, as reported on the NYSE, or if the Common Shares are not then traded on the NYSE, then the average closing bid and ask prices for the Common Shares on the Securities Market, has been equal to or greater than $25.00 for at least thirty (30) consecutive trading days, provided that such date occurs prior to the Outside Date.

(ii) an additional 250,000 of the Class AO LTIP Units shall vest and become convertible on the earliest date on which the closing price of the Common Shares, as reported on the NYSE, or if the Common Shares are not then traded on the NYSE, then the average closing bid and ask prices for the Common Shares on the Securities Market, has been equal to or greater than $28.00 for at least thirty (30) consecutive trading days, provided that such date occurs prior to the Outside Date.

(iii) an additional 125,000 of the Class AO LTIP Units shall vest and become convertible on the earliest date on which the closing price of the Common Shares, as reported on the NYSE, or if the Common Shares are not then traded on the NYSE, then the average closing bid and ask prices for the Common Shares on the Securities Market, has been equal to or greater than $31.00 for at least thirty (30) consecutive trading days, provided that such date occurs prior to the Outside Date.

“Termination Conversion Date”:

The date following the applicable date of termination of employment that falls on the last day of the period set forth below:

Death, Disability, Retirement, Without Cause, for Good Reason at any time, or without Good Reason after the expiration of the Term (Section 7(i)): Final Conversion Date

For Cause at any time, or without Good Reason during the Term (Section 7(iv)): within 30 days of termination

Change in Control (Section 5): within 30 days of the Change in Control

Initials of Company representative: GTW	Initials of Employee: MJD